Exhibit 99.1
For Immediate Release
Date: January 26, 2011

Contacts:	Patrick J. Sullivan	Paul H. Bruce
	President	Chief Financial Officer

Phone:	413-445-3409	413-445-3513
Email:	pat.sullivan@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended December 31, 2010
PITTSFIELD, MASSACHUSETTS (January 26, 2011): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $4.5 million or $0.57 per share, for the quarter ended December 31, 2010, compared to a net loss of $3.8 million, or $0.48 per share, in the fourth quarter of 2009. For all of 2010 the Company incurred a net loss of $7.9 million, or $0.99 per share, as compared to a net loss of $7.8 million, or $0.98 per share in 2009. The year to date change in net loss includes a decrease in the loss on the sale of securities and charges on investments deemed to be other-than-temporarily impaired (OTTI), offset by an increase in the provision for loan losses and operating expenses and a decrease in net interest margin. The 2010 fourth quarter and full year loss also include a charge of $1.5 million on the prepayment of approximately $34.7 million of advances from the Federal Home Loan Bank (FHLB). The total shares outstanding resulted in a book value per share and tangible book value per share of $12.92 and $11.17, respectively, at December 31, 2010.
J. Williar Dunlaevy, Chief Executive Officer, commented, “The fourth quarter concluded a pivotal and transitional year for Legacy Bancorp and sets the stage for improved performance and dynamic change for our company, customers, employees and community. In April, following a national search, Pat Sullivan joined us as President of the company and President & CEO of Legacy Banks. On the operating side, Pat quickly moved to put in place a profit improvement plan. He also quickly assumed the reins as chief lending officer and aggressively worked to resolve problem assets and remove risk from the balance sheet, which unfortunately overshadowed the profitability improvements.
“On the more strategic front, we worked with the board on how best to create long term shareholder value. The conclusion was the decision announced in December to join forces with Berkshire Hills Bancorp, our long term in-market competitor, to create a dynamic regional community bank building on the financial strength and talent of each company”
Patrick J. Sullivan, President, added, “My first year has been primarily focused on improving all measures of asset quality as well as addressing cost management throughout the bank. 2010 is reflective of all those actions. Our recently announced merger with Berkshire Hills Bancorp creates further opportunities for building a strong Western Mass based financial institution.”

The Company’s total assets decreased by $29.4 million, or 3.1%, from $946.3 million at December 31, 2009 to $916.9 million at December 31, 2010. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $47.5 million, or 7.2%, in 2010. Residential mortgages have decreased $8.9 million, or 3.1%, as the majority of the residential mortgage activity was in the 30 year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained, while Home Equity Lines of Credit increased by $4.7 million, or 6.8%. Commercial real estate loans decreased $38.9 million, or 14.7%, primarily due to loan payoffs and specific loan charge-offs during the year. Additionally, in the fourth quarter of 2010 management decided to reduce the Banks portfolio of out of market commercial real estate loans by executing the sale of approximately $16.2 million of these loans. The available-for-sale investment portfolio increased by $18.3 million, or 10.9%, while cash and cash equivalents decreased by $13.1 million, or 32.5%, at December 31, 2010 as compared to the prior year end.
Deposits have increased by $33.9 million, or 5.2%, to $685.2 million from a balance of $651.4 million at December 31, 2009. The Company had increases in most deposit categories, with the largest increase in relationship savings balances which increased $16.8 million, or 13.4%. Money market accounts and certificates of deposit also experienced good growth in 2010, increasing $5.5 million, or 8.8%, and $8.4 million, or 2.9%, respectively. As part of a strategy to improve net interest margin (NIM) going forward, the Bank prepaid approximately $34.7 million of FHLB advances during the fourth quarter of 2010. This prepayment along with other maturities throughout the year reduced the balance of FHLB advances by $55.0 million, or 34.3%, at December 31, 2010 as compared to the end of 2009.
Overall stockholders’ equity decreased by $9.8 million, or 8.1%, in 2010 as equity was impacted by the net loss of $7.9 million, the declaration of a dividend of $0.05 per share during each quarter of 2010, a decrease in the unrealized gain on available-for-sale investment securities and the purchase of 104,000 shares of stock at an average price of $8.57 per share as part of the Stock Repurchase Program announced in March 2009. These decreases to equity were partially offset by the amortization of unearned compensation.
Total nonperforming assets (NPAs) were $15.0 million at December 31, 2010, a decrease of $5.8 million as compared to the end of 2009. This decrease was primarily the result of the Bank charging off $12.6 million of loan balances, $4.3 million of which had been reserved for prior to 2010. These charge-offs also reduced the overall ratio of nonperforming assets to total assets to 1.63% at December 31, 2010 as compared to 2.20% at December 31, 2009. Total NPAs include $2.2 million of other real estate owned (OREO) as of December 31, 2010 as compared to $1.2 million at the end of 2009.
The provision for loan losses was $2.1 million in the fourth quarter of 2010, with a portion attributable to the out of market commercial real estate loans sold during the quarter. The quarterly provision represents a decrease of $431,000 as compared to the same period in 2009. Through December 31, 2010 the provision expense was $10.5 million, which represents an increase of $5.6 million as compared to 2009. This increase reflected both the difference in the amount of and mix of the net change in loan balances in each period as well as higher specific reserves established against certain loans in 2010. Additionally, as part of a continuous review and analysis of current market and economic conditions by management, the Company adjusted the reserve ratio applied to certain loan categories in 2010. The loan charge-offs also resulted in the reduction in the ratio of the allowance for loan losses to total loans to 1.47% at December 31, 2010, as compared to 1.67% at December 31, 2009.
The Company’s net interest income decreased by $355,000, or 5.3%, in the fourth quarter of 2010 as compared to the same period in 2009 and by $1.1 million, or 3.9%, for all of 2010 as compared to 2009. The NIM was 2.90% for the three months ended December 31, 2010, a decrease of 13 basis points from the third quarter of 2010, and a decrease of 15 basis points from the fourth quarter of 2009. For all of 2010, the NIM was 3.05% as compared to 3.13% in 2009 as decreases to the cost of funds resulting from the Bank’s diligent efforts in lowering deposit costs were offset by a decrease in asset yields.
Non-interest income for the fourth quarter decreased $157,000 from the same period of 2009. Year to date, non-interest income totaled $3.2 million as compared to a net charge of $4.6 million for 2009. The primary cause of the improvement year to date was the decrease in the amount of writedowns taken on investments deemed to be OTTI as well as an increase in the net gain on the sale of investment securities. The Company recorded $3.9 million of OTTI credit losses on certain limited partnership and equity investments during 2010 as compared to a charge of $7.2 million on certain bonds, equities and limited partnership investments in 2009. Similarly, the Company recorded a net gain of $2.0 million on the sale of investments in 2010 as compared to a net loss of $3.0 million in 2009. The Company also incurred a charge of $1.5 million in the forth quarter of 2010 related to the prepayment of certain FHLB advances. Portfolio management fees increased $961,000, or 95.4%, as a result of Legacy’s acquisition of the Renaissance Investment Group, LLC in the second quarter of 2010. Legacy also had increases in customer fees and insurance and other fees, partially offset by a decrease on the gain on sale of mortgages.
Operating expenses increased by $1.3 million, or 18.7%, for the fourth quarter of 2010 as compared to the same period of 2009, and by $2.2 million, or 7.7%, year to date. Salaries and benefits were impacted by severance and other management restructuring expenses of approximately $494,000 in the twelve month period ending December 31, 2010. Full year increases in data processing expenses were partially offset by decreases in FDIC deposit insurance, occupancy and advertising expense. The increase in professional fees in 2010 is primarily the result of the Company incurring $473,000 related to the merger transaction with Berkshire Hills Bancorp, Inc. announced in December 2010. The increase in other general and administration expenses was primarily due to higher expenses related to OREO and other commercial real estate workout expenses of $528,000 and $972,000 for the three and twelve months ending December 31, 2010, respectively, as compared to $142,000 and $163,000 in the same periods of 2009. Other general and administrative expenses also include $40,000 and $107,000 for the three and twelve months ending December 31, 2010, respectively, in amortization of intangibles acquired as part of the Company’s acquisition of substantially all of the assets of Renaissance. The Company’s core efficiency ratio (reported efficiency ratio net of effect of non-core adjustments) for the quarter has increased to 93.1% as compared to 85.0% in the fourth quarter of 2009 primary due to the decrease in net investment income and the increase in operating expenses. Year to date the core efficiency ratio has increased to 90.4% in 2010 from 83.7% in 2009.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, Patrick J. Sullivan, President, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time)

on Thursday January 27, 2011. Persons wishing to access the conference call may do so by dialing 877-407-0778. Replays of the conference call will be available beginning January 27, 2011 at 6:00 p.m. (Eastern Time) through February 27, 2011 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #364753 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$12,186	$11,281
Short-term investments	14,906	28,874

Cash and cash equivalents	27,092	40,155
Securities — Available for sale	185,688	167,426
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	16,546	17,193
Loans held for sale	3,839	706
Loans, net of allowance for loan losses of $9,010 in 2010 and $11,089 in 2009	607,102	652,628
Premises and equipment, net	19,142	19,568
Accrued interest receivable	2,631	3,306
Goodwill, net	11,558	9,730
Other intangible assets	3,625	2,654
Net deferred tax asset	12,684	10,202
Bank-owned life insurance	17,047	16,263
Foreclosed assets	2,216	1,195
Other assets	7,610	5,142

	$916,877	$946,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$75,116	$75,232
Interest-bearing	610,129	576,146

Total deposits	685,245	651,378
Securities sold under agreements to repurchase	5,329	6,386
Federal Home Loan Bank advances	105,388	160,352
Mortgagors’ escrow accounts	1,211	1,058
Accrued expenses and other liabilities	8,145	5,724

Total liabilities	805,318	824,898

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at December 31, 2010 and December 31, 2009; 8,631,732 outstanding at December 31, 2010 and 8,734,712 outstanding at December 31, 2009)	103	103
Additional paid-in-capital	103,168	102,788
Unearned Compensation — ESOP	(6,956)	(7,322)
Unearned Compensation — Equity Incentive Plans	(1,053)	(2,078)
Retained earnings	39,114	48,998
Accumulated other comprehensive income (loss)	(233)	711
Treasury stock, at cost (1,676,868 shares at December 31, 2010 and 1,573,888 shares at December 31, 2009)	(22,584)	(21,833)

Total stockholders’ equity	111,559	121,367

	$916,877	$946,265

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$8,687	$9,371	$36,014	$38,849
Securities:
Taxable	951	1,390	4,485	6,302
Tax-Exempt	32	167	442	656
Short-term investments	5	2	23	11

Total interest and dividend income	9,675	10,930	40,964	45,818

Interest expense:
Deposits	2,018	2,611	8,928	11,071
Federal Home Loan Bank advances	1,351	1,649	5,600	7,210
Other borrowed funds	6	15	30	67

Total interest expense	3,375	4,275	14,558	18,348

Net interest income	6,300	6,655	26,406	27,470
Provision for loan losses	2,118	2,549	10,468	4,883

Net interest income after provision for loan losses	4,182	4,106	15,938	22,587

Non-interest income:
Customer service fees	751	730	2,967	2,870
Portfolio management fees	612	284	1,968	1,007
Income from bank owned life insurance	216	292	689	710
Insurance, annuities and mutual fund fees	70	45	173	129
Gain (loss) on sales of securities, net	451	(3,273)	2,024	(3,032)
Impairment losses on securities, net	(3,491)	(571)	(3,870)	(7,235)
Gain (loss) on sales of loans, net	358	135	607	860
Miscellaneous	44	45	116	78
FHLB prepayment penalty	(1,481)	—	(1,481)	—

Total non-interest income (loss)	(2,470)	(2,313)	3,193	(4,613)

Non-interest expenses:
Salaries and employee benefits	3,819	3,411	14,797	13,754
Occupancy and equipment	956	919	3,912	3,921
Data processing	731	635	2,934	2,659
Professional fees	974	319	1,924	1,083
Advertising	97	333	1,047	1,405
FDIC deposit insurance	285	301	1,109	1,491
Other general and administrative	1,607	1,217	5,320	4,519

Total non-interest expenses	8,469	7,135	31,043	28,832

Loss before income taxes	(6,757)	(5,342)	(11,912)	(10,858)

Benefit for income taxes	(2,260)	(1,527)	(4,016)	(3,060)

Net loss	$(4,497)	$(3,815)	$(7,896)	$(7,798)

Earnings (loss) per share
Basic	$(0.57)	$(0.48)	$(0.99)	$(0.98)
Diluted	$(0.57)	$(0.48)	$(0.99)	$(0.98)

Weighted average shares outstanding
Basic	7,950,583	7,966,446	7,990,167	7,977,363
Diluted	7,950,583	7,966,446	7,990,167	7,977,363

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Financial Highlights:
Net interest income	$6,300	$6,655	$26,406	$27,470
Net income (loss)	(4,497)	(3,815)	(7,896)	(7,798)
Per share data:
Earnings (loss) — basic	(0.57)	(0.48)	(0.99)	(0.98)
Earnings (loss) — diluted	(0.57)	(0.48)	(0.99)	(0.98)
Dividends declared	0.05	0.05	0.20	0.20
Book value per share — end of period	12.92	13.89	12.92	13.89
Tangible book value per share — end of period	11.17	12.48	11.17	12.48

Ratios and Other Information:
Return (loss) on average assets	(1.89)%	(1.61)%	(0.84)%	(0.82)%
Return (loss) on average equity	(15.04)%	(12.13)%	(6.48)%	(6.20)%
Net interest rate spread (1)	2.65%	2.71%	2.79%	2.78%
Net interest margin (2)	2.90%	3.05%	3.05%	3.13%
Efficiency ratio (3)	120.1%	85.0%	96.1%	84.9%
Average interest-earning assets to average interest-bearing liabilities	115.98%	117.24%	115.86%	116.87%

At period end:
Stockholders’ equity	$111,559	$121,367
Total assets	916,877	946,265
Equity to total assets	12.2%	12.8%
Non-performing assets to total assets	1.63%	2.20%
Non-performing loans to total loans	2.07%	2.96%
Allowance for loan losses to non-performing loans	70.70%	56.64%
Allowance for loan losses to total loans	1.47%	1.67%
Number of full service offices	19	19

(1)	The net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets other than the amortization of mortgage servicing rights, divided by the sum of net interest income (before the loan loss provision) and non-interest income (excluding net gains or losses on the sale or impairment of securities).

Analysis of Net Interest Margin — Fourth Quarter:

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — net (2)	$630,428	$8,687	5.51%	$658,100	$9,371	5.70%
Investment securities	226,283	983	1.74%	196,888	1,557	3.16%
Short-term investments	13,430	5	0.15%	17,088	2	0.05%

Total interest-earning assets	870,141	9,675	4.45%	872,076	10,930	5.01%
Non-interest-earning assets	79,580			73,540

Total assets	$949,721			$945,616

Interest-bearing liabilities:
Savings deposits	$52,685	28	0.21%	$50,674	37	0.29%
Relationship savings	141,432	214	0.61%	125,059	355	1.14%
Money market	65,181	87	0.53%	63,813	139	0.87%
NOW accounts	47,291	32	0.27%	44,096	39	0.35%
Certificates of deposit	296,302	1,657	2.24%	289,687	2,041	2.82%

Total interest-bearing deposits	602,891	2,018	1.34%	573,329	2,611	1.82%
Borrowed funds	147,368	1,357	3.68%	170,523	1,664	3.90%

Total interest-bearing liabilities	750,259	3,375	1.80%	743,852	4,275	2.30%
Non-interest-bearing liabilities	79,902			75,977

Total liabilities	830,161			819,829
Equity	119,560			125,787

Total liabilities and equity	$949,721			$945,616

Net interest income		$6,300			$6,655

Net interest rate spread (3)			2.65%			2.71%
Net interest-earning assets (4)	$119,882			$128,224

Net interest margin (5)			2.90%			3.05%
Average interest-earning assets to interest-bearing liabilities			115.98%			117.24%

(1)	Yields and rates for the three months ended December 31, 2010 and 2009 are annualized.

(2)	Includes loans held for sale and non-accrual loans.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin — Year to date:

	Twelve Months Ended December 31, 2010			Twelve Months Ended December 31, 2009
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — net (2)	$641,498	$36,014	5.61%	$675,661	$38,849	5.75%
Investment securities	209,559	4,927	2.35%	181,642	6,958	3.83%
Short-term investments	13,959	23	0.16%	19,165	11	0.06%

Total interest-earning assets	865,016	40,964	4.74%	876,468	45,818	5.23%
Non-interest-earning assets	79,219			73,378

Total assets	$944,235			$949,846

Interest-bearing liabilities:
Savings deposits	$52,076	125	0.24%	$50,724	170	0.34%
Relationship savings	137,742	1,108	0.80%	123,297	1,595	1.29%
Money market	66,007	433	0.66%	65,602	684	1.04%
NOW accounts	45,647	131	0.29%	43,527	173	0.40%
Certificates of deposit	291,520	7,131	2.45%	282,730	8,449	2.99%

Total interest-bearing deposits	592,992	8,928	1.51%	565,880	11,071	1.96%
Borrowed funds	153,591	5,630	3.67%	184,081	7,277	3.95%

Total interest-bearing liabilities	746,583	14,558	1.95%	749,961	18,348	2.45%
Non-interest-bearing liabilities	75,848			74,007

Total liabilities	822,431			823,968
Equity	121,804			125,878

Total liabilities and equity	$944,235			$949,846

Net interest income		$26,406			$27,470

Net interest rate spread (3)			2.79%			2.78%
Net interest-earning assets (4)	$118,433			$126,507

Net interest margin (5)			3.05%			3.13%
Average interest-earning assets to interest-bearing liabilities			115.86%			116.87%

(1)	Yields and rates for the twelve months ended December 31, 2010 and 2009 are annualized.

(2)	Includes loans held for sale and non-accrual loans.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Information:
At December 31, 2010:

	Portfolio Balance		Nonperforming (NPAs)		Troubled Debt Restructurings
				% of	Included	Not Included
	Amount	Percent	Amount	Portfolio	In NPAs	In NPAs	Total
	(Dollars in thousands)
Mortgage loans on real estate:
Residential	$276,765	45.02%	$4,176	1.51%	$—	$356	$356
Commercial — In market	174,621	28.40	8,128	4.65	2,451	1,568	4,019
Commercial — Out of market	50,406	8.20	—	—	—	—	—
Home equity	74,328	12.09	120	0.16	—	—	—

	576,120	93.71	12,424	2.16	2,451	1,924	4,375

Other loans:
Commercial	28,123	4.58	315	1.12	—	174	174
Consumer and other	10,518	1.71	5	0.05	—	—	—

	38,641	6.29	320	0.83	—	174	174

Total loans	614,761	100.00%	$12,744	2.07%	$2,451	$2,098	$4,549

Other Items:
Net deferred loan costs	1,351
Allowance for loan losses	(9,010)

Total loans, net	$607,102

Other information:
Other real estate owned (OREO)			2,216

Total nonperforming assets			$14,960

Non-performing assets to total assets			1.63%

At December 31, 2009:

	Portfolio Balance		Nonperforming (NPAs)		Troubled Debt Restructurings
				% of	Included	Not Included
	Amount	Percent	Amount	Portfolio	In NPAs	In NPAs	Total
	(Dollars in thousands)
Mortgage loans on real estate:
Residential	$285,618	43.12%	$4,822	1.69%	$—	$—	$—
Commercial — In market	189,945	28.68	12,041	6.34	5,804	892	6,696
Commercial — Out of market	73,951	11.17	1,901	2.57	—	3,994	3,994
Home equity	69,625	10.51	70	0.10	—	—	—

	619,139	93.48	18,834	3.04	5,804	4,886	10,690

Other loans:
Commercial	31,373	4.74	743	2.37	100	—	100
Consumer and other	11,791	1.78	1	0.01	—	—	—

	43,164	6.52	744	1.72	100	—	100

Total loans	662,303	100.00%	$19,578	2.96%	$5,904	$4,886	$10,790

Other Items:
Net deferred loan costs	1,414
Allowance for loan losses	(11,089)

Total loans, net	$652,628

Other information:
Other real estate owned (OREO)			1,195

Total nonperforming assets			$20,773

Non-performing assets to total assets			2.20%

Securities and Other Investment Portfolio Composition:

	At December 31, 2010		At December 31, 2009
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Government-sponsored enterprises (GSE)	$132,221	$131,624	$80,393	$79,976
Municipal bonds	3,145	3,145	17,521	17,875
Corporate bonds and other obligations	401	402	1,321	1,351
GSE residential mortgage-backed	6,370	6,594	29,591	30,503
U.S. Government guaranteed residential mortgage-backed	42,775	42,967	33,625	33,636

Total debt securities	184,912	184,732	162,451	163,341

Marketable equity securities	888	956	3,239	4,085

Total securities available for sale	185,800	185,688	165,690	167,426

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Real estate partnerships	3,815	3,815	4,397	4,397
Other investments	90	90	155	155

Total restricted equity securities and other investments	16,546	16,546	17,193	17,193

Total securities	$202,443	$202,331	$182,980	$184,716

Deposit Accounts Composition:

	At December 31, 2010		At December 31, 2009
	Balance	Percent	Balance	Percent
	(Dollars in thousands)
Deposit type:
Demand	$75,116	10.96%	$75,232	11.55%
Regular savings	53,504	7.81	49,883	7.66
Relationship savings	142,110	20.74	125,328	19.24
Money market deposits	68,611	10.01	63,077	9.68
NOW deposits	48,197	7.03	48,546	7.45

Total transaction accounts	387,538	56.55	362,066	55.58

Term certificates less than $100,000	162,408	23.70	174,284	26.76
Term certificates $100,000 or more	135,299	19.75	115,028	17.66

Total certificate accounts	297,707	43.45	289,312	44.42

Total deposits	$685,245	100.00%	$651,378	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands)

Net Income (loss) (GAAP)	$(4,497)	$(3,815)	$(7,896)	$(7,798)

Less: (Gain) loss on sale or impairment of securities, net	3,040	3,844	1,846	10,267
Add: FHLB advance prepayment charge	1,481	—	1,481	—
Add: FDIC deposit insurance special assessment	—	—	—	423
Add: Merger related expenses	473	—	473	—
Adjustment: Income taxes related to non-recurring adjustments noted above	(1,859)	(1,173)	(1,362)	(3,261)
Adjustment to deferred tax valuation reserves	255	1,409	516	1,409

Net Income (loss) (Core)	$(1,107)	$265	$(4,942)	$1,040

Efficiency Ratio (As Reported)	120.1%	85.0%	96.1%	84.9%

Effect of gain or loss on sale or impairment of securities, net	—	—	—	—
Effect of FHLB advance prepayment charge	(20.4)	—	(4.3)	—
Effect of FDIC deposit insurance special assessment	—	—	—	(1.2)
Effect of merger related expenses	(6.6)	—	(1.4)	—

Efficiency Ratio (Core)	93.1%	85.0%	90.4%	83.7%